UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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MORGANS HOTEL GROUP CO.

(Name of Registrant as Specified in Its Charter)

OTK ASSOCIATES, LLC

JOHN DOUGHERTY

JASON TAUBMAN KALISMAN

MAHMOOD KHIMJI

JONATHAN LANGER

ANDREA OLSHAN

MICHAEL OLSHAN

ROBERT S. TAUBMAN

PARAG VORA

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On May 22, 2013, OTK Associates issued the following press release:

OTK ASSOCIATES MAILS DEFINITIVE PROXY STATEMENT

AND SENDS LETTER TO MORGANS HOTEL GROUP STOCKHOLDERS

Highlights Morgans Hotel Group’s Disregard for Stockholder Rights, Costly Related Party Transactions, Poor Operating Performance and Clear Need for a Reconstituted Board

Urges Stockholders to Support OTK Associates’ Seven Highly Qualified Slate of Independent Director Nominees at June 14th Annual Meeting

NEW YORK, May 22, 2013 – OTK Associates, LLC (“OTK”), the largest shareholder of Morgans Hotel Group Co. (“Morgans”) (Nasdaq: MHGC) with 13.9% of the outstanding common stock of the company, today announced that it filed definitive proxy materials with the Securities and Exchange Commission in connection with OTK’s seven nominees for election to the board of directors of Morgans at its upcoming annual meeting of stockholders on June 14, 2013.

Additionally, OTK mailed a letter to Morgans stockholders highlighting the company’s poor performance, lack of independence, costly transactions and clear need to improve management and board oversight. In the letter, OTK urges stockholders to vote the GOLD proxy card for its seven board nominees, who possess the significant lodging industry expertise, capital markets experience and hotel operating acumen necessary to reposition the company as a leading public boutique hotel platform.

Michael Olshan, a founding member of OTK said: “As Morgans’ largest stockholder, we are entirely aligned with other stockholders and felt a duty to advocate for change at this critical juncture in the life of the company. After years of value destruction and a blatant disregard for good corporate governance, we have initiated a process through which we can collectively regain the discipline, transparency and competence to make Morgans the preeminent boutique hotel platform. Stockholders are entitled to leadership with the specific industry skill-set, integrity and proven track record of success necessary to quickly restore profitability and maximize the value of the company’s brands and assets. The slate of highly qualified independent directors we’ve put forward provides the board with the essential lodging and capital markets expertise to address the company’s bloated overhead and cost structure and appropriately evaluate any and all strategic alternatives in an unbiased, disinterested fashion. This group has methodically worked towards a plan to attack the very issues plaguing Morgans’ performance and resulting share price, and we ask for your support.”

The full text of the letter follows:

May 22, 2013

Dear Fellow Stockholders,

OTK Associates, LLC (“OTK”) is the largest stockholder in Morgans Hotel Group Co. (“Morgans”), holding 13.9% of Morgans’ outstanding common stock. We acquired our position more than five years ago because of our belief in the potential of the company and the significant value of its brand portfolio and assets, and we have not sold a single share since that time.

Back in 2008, Morgans was a thriving company and a leading name in luxury boutique hotels. However, in the five years prior to OTK’s announcement of its intention to run a proxy contest on March 18, 2013, the company’s five-year stock performance was in the bottom 20% of companies in the Nasdaq composite index. During this timeframe, Morgans’ share price plummeted by over 63%, while the S&P 500 Hotels, Resorts & Cruise Lines Index, Morgans’ self-selected reference index, generated total returns of over 41%. Had Morgans simply performed in-line with its peers, its equity market capitalization would be nearly four times what it is today; instead, the company’s board and management have overseen the destruction of nearly $300 million of stockholder equity value.

In addition, the company has entered into one poorly-timed and ill-fated transaction after another and failed to capitalize on the extraordinary brand value of the company. The destruction in equity value is outdone only by the company’s blatant disregard for stockholder interests. This is why we have nominated seven highly-qualified and independent directors for election to the board of directors at the company’s upcoming annual general meeting of stockholders to be held on June 14, 2013.

In this letter we highlight the following:

•

Morgans’ attempt to entrench the current board and executive management through a related-party transaction with The Yucaipa Companies – which Morgans delayed only after OTK held the company accountable in court;

•	The company’s poor performance, operating results and disproportionate overhead expense structure;

•	The company’s track record of transactions, which have resulted in significant destruction of equity capital, and collectively generated negative returns to stockholders;

•	The need for change at the board level and increased management oversight; and

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The strength of OTK’s proposed slate of nominees, who possess the significant lodging industry expertise, capital markets experience and hotel operating acumen necessary to reposition the company as a leading public boutique hotel platform.

Without significant change at the board level, we fear that Morgans will continue its pattern of disregarding stockholder interests, engaging in insider transactions and failing to address fundamental issues impairing the company’s brands and assets.

We Are Seeking Your Support and Urge You to Sign, Date and Return the Enclosed GOLD Proxy Card Today

If the current board is not replaced, we believe it will continue to put directors’, management’s and other stakeholders’ interests before those of common stockholders. We ask that you protect your investment and vote the GOLD proxy card.

We urge you to focus on the facts:

The Yucaipa Transactions: A Case Study in Insider-Dealing, Poor Governance and Distorted Facts

To date, Morgans’ senior management and board members have spent millions of dollars of stockholders’ money defending themselves and arguing the merits of a deal that we believe is structured to benefit an insider at the expense of stockholders.

On March 30, 2013, the company purported to approve a highly-dilutive insider transaction with The Yucaipa Companies, an investment firm controlled by Ron Burkle, a Morgans director and the company’s largest holder of convertible debt securities and preferred shares, amid an ongoing proxy contest. We believe this was an attempt to offer a below-market exclusive deal to an interested party and further illustrates the misalignment of interests at the board level.

The proposed transaction, as originally announced, included a $100 million rights offering backstopped by Yucaipa (granting Yucaipa the exclusive right to purchase up to 32% of outstanding shares with scaled board representation) and the cancellation of Yucaipa’s interests in Morgans’ convertible notes, preferred stock and warrants. In exchange for the retirement of Yucaipa’s securities at par, the board agreed to forfeit the company’s ownership interests in its two highest cash flow producing assets, the Delano South Beach (the company’s crown jewel) and The Light Group. We believe the board entered into this transaction without completing a competitive sales process of marketing the Delano or The Light Group, and instead forged ahead without ascertaining the fair market value for these two significant assets.

Concurrent with the transaction announcement, Morgans, which had already set a record date of March 22, 2013, and an annual meeting date of May 15, 2013, attempted to reset both dates until after the closing of the rights offering. We believe that this was a clear effort to manipulate an ongoing proxy contest by putting shares in the control of an incumbent director prior to the vote.

Importantly, the company restored the initial record and annual meeting dates only after OTK took the initiative to hold the company accountable in the Delaware Court of Chancery.

Our concerns were further substantiated when Morgans itself confirmed that in November 2012 it had received a letter from a “large international hotel company” proposing to acquire all of the company’s outstanding common stock for $7.50 per share in cash. By the company’s own admission, that offer was rejected by this board. Morgans also disclosed that a similar proposal received from the same party at the same price as recently as February 2013 was also rejected. The reason cited for the dismissal of the offers was the board’s belief that the offers grossly understated the true intrinsic value of the company.

We note that the company only confirmed the existence of the $7.50 per share offer after Yucaipa, prompted by OTK’s court action, disclosed it in a Form 13-D/A filing on May 17, 2013. In our view, the fact that the company’s board received the $7.50 per share offer, failed to disclose its existence when it announced the rights offering, yet continued to finalize an insider transaction giving a fellow director the exclusive right to purchase up to 32% of the company’s equity at a 20% discount to that offer price, demonstrates the board’s failure to exercise its fiduciary duties. The current board chose to withhold this information, which we believe would have been necessary for a stockholder to make a fully informed decision about committing additional capital in the proposed rights offering.

On April 4, 2013, OTK filed a motion to join a derivative lawsuit filed in Delaware Court of Chancery to stop the insider transaction and restore stockholder rights in relation to the company’s set record date and annual meeting.

On May 14, 2013, Vice Chancellor J. Travis Laster of the Delaware Court of Chancery issued an order granting OTK’s request for a preliminary injunction, prohibiting Morgans’ board from:

•	Taking any steps to postpone the originally set May 15th annual meeting or to change the originally set March 22nd record date for the annual meeting;

•

Taking any steps to consummate the transactions contemplated by the Exchange Agreement, dated as of March 30, 2013, between the company and The Yucaipa Companies until the earlier of (i) a trial on the merits or (ii) a decision by the board of directors with respect to the Yucaipa Agreements made at a properly noticed meeting after due deliberations and, to the extent the board of directors determines to proceed with the Yucaipa Agreements, after receiving a favorable recommendation from the Special Transaction Committee.

In his ruling on the matter, based on the evidence presented, Vice Chancellor Laster noted the following:

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“…there is a reasonable probability of success on the merits that the full board’s attempt to move the meeting date and reset the record date was a breach of fiduciary duty when their actions are reviewed under enhanced scrutiny. The board explicitly linked the move of the meeting date and the change of the record date to the Yucaipa transaction and expressly stated in its public filings and its board resolution that the purpose of that change was to capture a different stockholder profile that would be implicitly more favorable to the incumbents. The board didn’t have a reasonable basis for that change. It certainly didn’t have a compelling justification for that change.”

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“The evidence leads to a reasonable probability of success on the claim that the directors acted for a purpose that was self-interested in terms of attempting to reset the meeting date and the record date to include the shares that would be taken down in the rights offering.”

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“[There is evidence indicating that]…in addition to Yucaipa’s contract rights, [Ron] Burkle has taken steps to extend his influence over members of the board…[and there is language] that indicates that the special transaction committee’s mandate was limited to considering the potential transaction involving Yucaipa and not exploring alternatives.”

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“[plaintiffs have shown] a reasonable probability of success on the merits that…at least part of the reason that the board and the special transaction committee began moving with speed to complete the recapitalization transaction was in response to OTK’s proxy contest.”

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“[There is evidence indicating that]… as a result of the proxy contest…[Jason] Kalisman, who is associated with OTK, began being treated as an outsider by the Morgans directors, the special transaction committee, and their counsel… I don’t think it is permissible to give half-truth answers to a director, particularly when it creates a misleading impression about the state of the underlying transaction.”

•

“[There is evidence indicating that] the lack of reasonable notice [of the board meeting scheduled to approve the rights offering] deprived Kalisman of his rights as a director. More importantly, it deprived all of the directors of the benefit of an open debate, interaction, and deliberation on these issues. That, in turn, deprived stockholders of the informed judgment of their board. Because of those flaws, this transaction as a whole is potentially voidable.”

•

“On April 9th, 2013, Morgans announced that it had voluntarily rescheduled the rights offering which would now close after the record date for the annual meeting. To my mind, this doesn’t change the taint. So if you act for a particular purpose, you have acted for the purpose. The fact that later you may think better of it or try to fix it, well, that obviously might work for your favor, but you don’t get to go back in time and change the reason you acted in the first place. It’s still true that you acted for the purpose that you acted at the time.”

Vice Chancellor Laster also stated that if the company proceeded, the Yucaipa transactions could be subject to court remedies, including “sterilizing” Ron Burkle’s stake by limiting his voting rights, or by waiving the pill (the board waived the pill for Ron Burkle exclusively) on similar terms for other stockholders.

Notwithstanding the troubling issues identified in Vice Chancellor Laster’s ruling, mere hours later the company issued its own statement that “the special transaction committee and the board are expected to consider the transaction again in the coming days.” We believe this announcement is further evidence of what Vice Chancellor Laster described as Ron Burkle’s controlling presence over many of the company’s directors. In his May 14th ruling, Vice Chancellor Laster noted numerous director affiliations, citing evidence that:

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Jeffrey Gault, a director appointed by Ron Burkle and CEO of a Yucaipa portfolio company “provided Burkle with information concerning sensitive aspects of the special transaction committee’s negotiations and further recommended approaches that Mr. Burkle could take in negotiating against the special transaction committee.”

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“[D]uring the special committee process, there were efforts or substantial discussions between Mr. Burkle’s interests and [Robert] Friedman about future business opportunities together. This is something that in the past has been found to be sufficient to undercut a director’s independence…”

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“Harrison, who is a director and member of the special transaction committee, there’s evidence in the record that he was seeking the chairman’s position and he needed the support of – as a factual matter, he just couldn’t achieve it without the support of Mr. Burkle and his colleagues on the board.”

We Believe Morgans Misrepresented the Company’s Financial Needs

Solely to Justify the Yucaipa Insider Transaction

•

We believe the speed with which the company abandoned its original timeline indicates that the company did not face the claimed liquidity constraints requiring it to close the offering prior to the annual meeting. Debunking the company’s initially purported need for speed, Morgans’ April 9, 2013 press release projected that the rights offering wouldn’t close for an additional several months.

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We believe the Yucaipa transaction, as contemplated, unnecessarily accelerates debt repayments while divesting large portions of company cash flow. The 2.375% convertible notes, 51% of which are held by Yucaipa, do not mature until October 2014, and the Series A Preferred carries an accreting dividend feature. Consequently, no cash payments are required until maturity of the preferred shares, and the coupon does not become prohibitively expensive until October 2016. In essence, the board has 18 to 42 months to evaluate and pursue alternative financing arrangements that do not require swapping valuable assets at below-market prices, which only accelerates debt payments. We believe both the convertible and preferred securities today represent a cheaper cost of capital than what current management could secure in the capital markets. At the same time, the transaction called for the issuance of an additional 52% of equity. We believe, under the direction of a new board with hotel industry and capital markets experience, this equity could be meaningfully higher priced between now and key maturity dates without discouraging participation by current stockholders.

•

The company’s April 9, 2013, press release also stated that the board began contemplating the asset swap with Yucaipa 16 months prior, which was only one month after the company first purchased its interest in The Light Group. We find it strange that a mere one month after this purchase, the company commenced discussions to sell this asset to a company controlled by an insider with long-standing ties to The Light Group’s principals (one of whom became a director following the deal).

We remain deeply concerned by this transformative transaction with an insider and major creditor during an ongoing proxy contest, and by the company’s attempt to push the transaction forward in the face of the issues raised by OTK and the court. We believe the company’s decision to alter the March 22nd record date and May 15th annual meeting date was an attempt to circumvent the director election process and disenfranchise stockholders of record at a time when a credible slate of alternative board members had been proposed for consideration. Furthermore, the proposed rights offering advantaged The Yucaipa Companies over all other stockholders who are restricted by the company’s shareholder rights plan, and coercively dilutes the existing stockholders who are unlikely to want to invest in the policies of the existing management and board given their poor performance.

A Reconstituted Board is Needed to Address the Fundamental Issues Affecting Performance

A History of Bad Performance:

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Morgans has lost money in every quarter since 2007. In fact, since the company’s IPO date of February 17, 2006 through December 31, 2012, the cumulative total stockholder return of Morgans’ common stock has significantly lagged the total stockholder return for the S&P 500 Stock Index and the S&P 500 Hotels Index.

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Systemwide comparable RevPAR for the full year 2012 was approximately 15% below the level reported back in December 31, 2007, while total company revenue is down almost 41% over the same five-year period. Adjusted EBITDA margin, based on adjusted EBITDA as reported by the company, has fallen 64.6% from 34.1% to 12.1% over that time.

•

Between 2008 and 2012, the company reported cumulative net losses attributable to common stockholders of over $410 million, or approximately 2.5x the remaining equity market capitalization on March 15, 2013 (the unaffected value on the business day prior to OTK announcing its intention to nominate a slate of directors). Over $142 million of those losses were recognized under the stewardship of current management and under the supervision of this board.

A Need for Improved Management and Board Oversight:

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This company’s board has approved transactions that have resulted in significant destruction of equity capital, and collectively generated negative returns to stockholders. Since 2006, seven assets acquired by or developed under the board’s watch have since been impaired, are in restructuring or have resulted in terminated management contracts. Included on that list are the Ames in Boston, the Gale in Miami Beach, the Hard Rock Casino in Las Vegas, the Mondrian in Marrakech, The Mondrian SoHo in New York, the Mondrian South Beach in Miami Beach and the San Juan Water and Beach Club in Puerto Rico.

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The proposed rights offering would increase the company’s cash balance by approximately $65 million, leaving the board with a blank check of approximately $71 million. The current board and management have overseen two years of rising overhead costs totaling $141.1 million – without corresponding revenue growth. If history is any indication, we believe that a meaningful portion of the $71 million would more likely be used to fund operating losses that result from outsized overhead expenses and management compensation that is not tied to performance. Given the cash-burn history at the company, we do not believe the current board is capable of deploying capital that will generate acceptable returns.

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We believe that Morgans’ compensation expense has been disproportionate to its asset base and market capitalization. For example, in 2011, the combined total of executive compensation for named executive officers was $20.4 million, or 68% of the company’s 2011 reported adjusted EBITDA. While 2012 compensation levels decreased versus 2011, the 2011 compensation was largely based on generous stock awards granted to senior management that bore no relation to performance. Notably, the Compensation Committee of the board extended the term of these excessively generous executive packages on February 28, 2013.

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Total corporate expenses plus stock based compensation under the supervision of this board totaled nearly $63 million, or approximately 38% of the unaffected equity market capitalization on March 15, 2013, which is greater than the company’s reported adjusted EBITDA for this two year period. Swift action is needed to right-size the expense structure and return the management company to profitability.

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In March 2011, the board appointed a new chief executive officer who had never previously served in a public company operating role, nor ever worked in the hotel or lodging sectors. The CEO has, however, served as a paid employee of The Yucaipa Companies from 2008 to 2011.

A Pattern of Avoiding Accountability

•	The board delayed the Yucaipa insider transaction only after ordered by the Delaware Court of Chancery.

•

We believe the board has spent multiple millions of dollars – of your money – on a complicated structure for the Yucaipa insider transaction precisely to avoid a stockholder vote. In the company’s own words, it is a “transformative” transaction. Yet, there was sufficient enough question about the need for a stockholder vote that the board paid lawyers for a 15-page single-spaced memo regarding whether the transaction would require stockholder approval under Delaware law.

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The Yucaipa insider transaction would potentially hand control to Ron Burkle without receiving a control premium, and at a discount to intrinsic value. Conversely, we are asking for your vote to assure that all stockholders benefit from corporate decision-making – rather than specific directors.

•

And after the ruling by the court, the board announced its intent to move forward with the Yucaipa insider transaction in a mere matter of days, and present the newly elected board with a fait accompli – rather than allow the newly elected directors to properly vet the merits of the transaction and have the flexibility to determine the best path forward.

OTK’s Nominees Have the Right Skills, Experience and Plan

The proposed nominees have a track record of success. They will work to restore profitability and grow the enterprise into a free cash flow generative business with renewed brand value. The proposed slate will be entirely independent of Ron Burkle, who we and the court believe wields undue influence over a number of current directors.

The OTK slate will take the following steps to help the company restore its leadership position as a leading public boutique hotel platform:

•	Immediately establish an efficient cost structure that stops the cash burn and returns the company to profitability;

•	Identify executives with superior management and industry experience, and appropriately compensate them on clearly defined performance and success metrics;

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Leverage its deep industry relationships to forge partnerships with world-class landlords and capital providers that will reenergize Morgans’ brands, generate high-margin contract revenue and bolster its market position;

•	Undergo a thorough review of the company’s portfolio to identify opportunities to maximize net operating income at the property level while taking advantage of cost synergies;

•	Secure attractive financing and/or refinancing options in today’s low-cost debt environment, which could meaningfully reduce the company’s recurring debt service cash costs.

Support OTK’s Slate by Voting the GOLD Card Today

OTK’s independent nominees form an experienced team that intends to focus squarely on unlocking value for the benefit of all Morgans stockholders. They are:

John Dougherty – Since 1986, Mr. Dougherty has been Vice President of Olshan Hotel Management, Inc., a privately owned hotel management company where he handles the development, operations and the management of 7 Hilton and Marriott branded hotels totaling 1,395 rooms and 1,000 employees. Mr. Dougherty is also a director of Olshan Hotel Management, Inc. Before joining Olshan Hotel Management, Inc. he was Regional Director of Operations at Winegardner and Hammons, a national hotel management company, and also held several positions in Boston and Washington DC with the Marriott Corporation. Mr. Dougherty holds a Bachelor of Science degree from the Cornell University School of Hotel Management.

Mr. Dougherty would bring to the board over 25 years of valuable expertise in the hotel and lodging industry, having partnered and developed deep relationships some of the largest public hotel franchises in the world. In particular, Mr. Dougherty would provide the board with valuable counsel, advice, and expertise with respect to the company’s hotel development projects and the operations of its owned assets.

Jason Taubman Kalisman – Mr. Kalisman is the Founder and Chief Executive Officer of The Talisman Group, LLC, an investment firm. Mr. Kalisman is also a Founding Member of OTK Associates, LLC, which is the largest stockholder of Morgans Hotel Group Co. Prior to founding The Talisman Group, LLC in 2012, Mr. Kalisman was at GEM Realty Capital, Inc., serving as a Vice President from 2010 to 2012 and a Financial Analyst in 2009. From 2008 to 2010, Mr. Kalisman attended Stanford Graduate School of Business. Mr. Kalisman worked at The Goldman Sachs Group, Inc. from 2001 to 2007 in both the Real Estate and Structured Products Groups. Mr. Kalisman graduated from Harvard College with a Bachelor of Arts degree in Economics and Stanford Graduate School of Business with a Master of Business Administration, where he was also a recipient of their Certificate in Global Management. Mr. Kalisman has also earned the right to use the Chartered Financial Analyst designation. Mr. Kalisman has served as a director of Morgans Hotel Group Co. since April 2011 and was a member of the Corporate Governance and Nominating Committee from July 2011 to March 2013.

Mr. Kalisman would bring to the board his valuable experience in the real estate and investment industries, as well as in corporate finance and governance matters. Mr. Kalisman’s service on the board of Morgans Hotel Group Co. brings valuable insight into the business of Morgans Hotel Group Co. and its pipeline of business.

Mahmood Khimji – Mr. Khimji is the Co-Founder and Principal of Highgate Holdings, a leading independent and fully integrated hospitality management and real estate investment company. Founded in 1988, the firm has owned, individually and with partners, more than 80 hotel properties, and presently owns and operates a portfolio of more than 22,000 rooms located primarily in New York City, San Francisco, Washington DC, and Hawaii, with future developments underway in Boston and Miami. Highgate’s Lifestyle Division of Hotels, focused on the luxury and lifestyle markets, includes iconic properties such as the Paramount Hotel, The Milford NYC and the Quin, which makes its debut in New York City in Summer 2013. Mr. Khimji has previously served on the boards of Interstate Hotels & Resorts Inc. and MeriStar Hospitality Corporation. Mr. Khimji is a graduate of Columbia Law School.

Mr. Khimji would bring to the board his extensive experience in hotel and real estate ownership, management and operations, as well as his experience serving on the board of a public company in the hotel management industry.

Jonathan Langer – Since 2011, Mr. Langer has been a Partner at Fireside Investments, a private investing company. From March 2010 to March 2011, Mr. Langer worked in private investing at Bain Capital. From 1994 to 2009, Mr. Langer was a Managing Director and Head of Global Lodging Investments at Goldman, Sachs & Co., where he was one of the partners responsible for overseeing the firm’s proprietary real estate investment effort. Mr. Langer graduated from The Wharton School of the University of Pennsylvania with a Bachelor of Science in Engineering and a degree in Economics. Mr. Langer has served as a director of Kerzner International Resorts, Inc., Hilton Hotels & Resorts, and Strategic Hotel Capital.

Mr. Langer would bring to the board his extensive experience buying and selling in the lodging and resort business, including experience with restructuring and turnarounds. His has also served on the boards of some of the largest and best run public companies in the hospitality industry.

Andrea Olshan – Since 2011, Ms. Olshan has served as Chief Executive Officer of Mall Properties Inc. (“MPI”), a full-service real estate operating and investing company, which holds approximately 11 million square feet of retail property, five million square feet of office space, 20,000 multi-family residential units and 1,395 hotel rooms in its portfolio, with a total of over 1,000 employees. Prior to her appointment as Chief Executive Officer, Ms. Olshan served as Chief Operating Officer of MPI from 2008 to 2011 and was responsible for overseeing development, management, leasing, investment and operations across MPI properties. Ms. Olshan graduated magna cum laude from Harvard University and holds a Masters in Business Administration from the Columbia Graduate School of Business. Ms. Olshan currently serves as a director of MPI.

Ms. Olshan would bring to the board her expertise in underweighting real estate transactions, negotiating financing and overseeing property development.

Michael Olshan – In 2009, Mr. Olshan founded O-CAP Management, L.P., a value-oriented private investment fund that focuses primarily on hard asset sectors such as real estate, infrastructure, and natural resources, and currently serves as the Chairman and Managing Partner. Mr. Olshan has been a Manager of OTK Associates, LLC, an investment firm, since 2008. From 2007 to 2009, Mr. Olshan served as a Managing Director at JANA Partners, LLC, an investment firm with offices in New York and California, where he was part of an investment team overseeing over $8 billion in investments globally. At JANA, Mr. Olshan focused on sourcing and analyzing deep value and distressed opportunities primarily in the real estate, lodging, gaming and financials sectors throughout North America and Europe. Mr. Olshan also serves as a director of Mall Properties, Inc., a privately owned real estate firm that specializes in the development, acquisition and management of commercial real estate throughout the United States. Mr. Olshan graduated cum laude from Harvard University.

Mr. Olshan would bring to the board his valuable experience underwriting real estate and lodging assets, and investing in the public markets, including his experience serving on the board of a real estate company.

Parag Vora - Mr. Vora is the Founder and Portfolio Manager of HG Vora Capital Management, an event driven and value oriented investment firm with specific expertise in lodging, amongst other sectors. From 2004 to 2008, Mr. Vora was an investment professional at Silver Point Capital, where he focused on investments in public and private companies with an emphasis on credit and distressed situations. Prior to Silver Point, Mr. Vora was a Vice President at Goldman Sachs in the Real Estate Investment Banking Division, where he advised real estate and consumer-oriented businesses on mergers and acquisitions and leveraged finance transactions from 2000 to 2003. Mr. Vora currently serves as a director of funds managed by HG Vora Capital Management. Mr. Vora graduated from the University of Michigan in 1996 with a Bachelor of Arts degree, with Distinction, in Honors Economics and Spanish. He also received a Juris Doctor, cum laude, and a Masters of Business Administration from New York University in 2000.

Mr. Vora would bring to the board his valuable expertise in the real estate, capital markets, credit analysis, and investment industries.

Vote the GOLD Card Today!

As the company’s largest stockholder, our interests are entirely aligned with yours.

Your current board is populated with directors, including the CEO, who are directly and indirectly affiliated with the company’s largest holder of convertible debt securities and preferred shares – presenting serious risk of conflicting incentives. We believe stockholders should be represented by a board whose interests are aligned first and foremost with its fiduciary duties to common stockholders, while cognizant of the company’s contractual obligations to creditors.

Since OTK announced its intention to run a proxy contest on March 18, 2013, the company has embarked on a path that has further validated our strong belief that new leadership is urgently needed to protect the interests of stockholders and maximize stockholder value going forward. Since March 15, 2013, the last trading day prior to OTK’s announcement of its intention to run a competing slate of directors, through the close of trading on May 22, 2013, Morgans’ share price has increased by approximately 33%, which represents a nearly $55 million appreciation in value to the equity investors.

OTK acted to protect the company and the rights of all stockholders by suing the current board and challenging the Yucaipa insider transaction. That transaction is indicative of the type of insider dealings to which stockholders will remain vulnerable barring majority change at the board level. This is why change is needed now.

We ask for your support in electing directors committed to stabilizing the company and maximizing its value.

If you have questions, we urge you to call our proxy solicitors, Okapi Partners LLC, toll-free at (877) 869-0171. You may also email questions to info@okapipartners.com

Sincerely,
/s/ OTK Associates, LLC
OTK Associates, LLC

Investor Contacts:

Okapi Partners LLC

Bruce Goldfarb/Patrick McHugh/Charles Garske

(212) 297-0720

Media Contacts:

Sard Verbinnen & Co

Dan Gagnier/Nathaniel Garnick

(212) 687-8080

Information relating to the above-named participants in this proxy solicitation is filed herewith as Exhibit 1.

STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT FILED BY OTK ASSOCIATES, LLC ON MAY 22, 2013 AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY OTK ASSOCIATES, LLC AND ITS AFFILIATES FROM THE STOCKHOLDERS OF MORGANS HOTEL GROUP CO. FOR USE AT THE 2013 ANNUAL MEETING OF MORGANS HOTEL GROUP CO. BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH MATERIALS ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS, TOLL FREE AT (877) 869-0171, OR BY EMAIL TO INFO@OKAPIPARTNERS.COM. SUCH MATERIALS ARE ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION AND ARE BEING DISSEMINATED TO STOCKHOLDERS BEGINNING MAY 22, 2013.

EXHIBIT 1

Direct and indirect interests of participants in the solicitation.

Participant	Securities of Morgans Hotel Group Co. beneficially owned	Other Interests
OTK Associates, LLC	4,500,000 common shares
John Dougherty	None
Jason Taubman Kalisman	None	Mr. Kalisman is currently a director of Morgans Hotel Group Co.
Mahmood Khimji	None
Jonathan Langer	None
Andrea Olshan	None
Michael Olshan Robert S. Taubman	4,500,000 common shares* 4,500,000 common shares*
Parag Vora	None

*	Mr. Olshan and Mr. Taubman are managers of OTK Associates, LLC. Any actions taken by OTK Associates, LLC are taken by, or with the written consent of, Mr. Olshan and Mr. Taubman. As a result, Mr. Olshan and Mr. Taubman may be deemed to share voting and investment power over the common shares of Morgans Hotel Group Co. beneficially owned by OTK Associates LLC.